                           USF&G PACHOLDER FUND, INC.
                           DIVIDEND REINVESTMENT PLAN


     The USF&G Pacholder Fund, Inc. (the "Fund") Dividend Reinvestment Plan (the "Plan") offers you a convenient way to invest your income dividends and capital gains distributions in additional shares of the Fund's common stock thereby increasing your holdings of the Fund's shares.

     The Plan is designed to allow all common shareholders an opportunity to participate. Some of the Plan features are:


  1. Dividend reinvestment automatically increases the number of shares you own.

  2. Dividends and distributions are paid in additional shares at the lower of net asset value or market price, as described herein.

  3. Shares purchased through the Plan are recorded in your account providing protection against theft or destruction of share certificates.

  4. You may terminate your Plan account at any time.


HOW DO I ENROLL IN THE PLAN?

     To participate in the Plan, please complete the attached Authorization Form and return it in the envelope provided.

     To start the Plan with a specific dividend, please forward the Form to Fifth Third Bank (the Plan Administrator) prior to the record date for that dividend.


HOW DOES THE PLAN WORK?

     When a dividend is declared, non-participants in the Plan will receive cash. Plan participants will receive the equivalent in shares of the Fund valued at the lower of market price or net asset value as described below.

       i. If the shares are trading at net asset value or at a premium above net asset value on the payment date, the Fund will issue new shares at the greater of net asset value or 95% of the then current market price.

      ii. If the shares are trading at a discount from net asset value on the payment date, Fifth Third Bank will receive the dividend or distribution in cash and apply it to the purchase of the Fund's shares in the open market, on the American Stock Exchange or elsewhere, for the participants' accounts. If, before Fifth Third Bank has completed its purchases, the market price exceeds the net asset value per share, the average purchase price per share paid by Fifth Third Bank may exceed the net asset value of the Fund's shares, resulting in the acquisition of fewer shares than if the dividend or distribution had been paid in shares issued by the Fund. If the purchases have not been made prior to 30 days after the payment date, Fifth Third Bank may receive the uninvested portion in newly-issued shares.

WILL THE ENTIRE AMOUNT OF MY DISTRIBUTION BE REINVESTED?

     As a Plan participant, the entire amount of your distribution will be reinvested. For any balance that is insufficient to purchase a whole share, the amount will be credited to your account in fractional shares.

WILL STOCK CERTIFICATES BE ISSUED FOR TRANSACTIONS IN THE PLAN?

     A participant will be issued a stock certificate for full shares upon request to Fifth Third Bank.

IS THERE ANY CHARGE TO PARTICIPATE IN THE PLAN?

     There is no charge to participants for reinvesting dividends or distributions. Fifth Third Bank's fee for handling the reinvestment of dividends and distributions will be paid by the Fund. There will be no brokerage charge to shareholders for shares issued directly by the Fund as a result of dividends or distributions payable either in stock or cash. Each participant, however, will pay a pro rata share of brokerage commissions incurred with respect to Fifth Third Bank's open-market purchases in connection with the reinvestment of dividends or distributions.

HOW CAN I DISCONTINUE MY PARTICIPATION IN THE PLAN?

     A shareholder may terminate his/her account under the Plan by notifying Fifth Third Bank in writing. Upon termination, you can either receive a certificate for the number of full shares held in the Plan and a check for fractional shares or have shares sold by Fifth Third Bank and the proceeds sent to you, less brokerage commissions and a $2.50 service fee.

WHERE CAN I DIRECT MY QUESTIONS AND CORRESPONDENCE?

     Questions and correspondence concerning the Plan should be directed to:

                    Fifth Third Bank
                    Shareholder Investment Plan
                    P.O. Box 478
                    Cincinnati, Ohio 45273-9611
                    1-800-837-2755

TERMS AND CONDITIONS

  1. You, Fifth Third Bank, will act as agent for me, and will open an account for me under the Dividend Reinvestment Plan in the same name as my present shares are registered, and put the Plan into effect for me as of the first record date for a dividend or capital gains distribution after you receive the Authorization Form duly executed by me.

  2. Whenever USF&G Pacholder Fund, Inc. (the "Fund") declares a distribution from the capital gains or an income dividend payable either in cash or in shares of Common Stock, par value $.01 per share ("Shares"), of the Fund and the market price per Share on the valuation date equals or exceeds the net asset value per Share, I hereby elect to take such dividend or distribution entirely in Shares, and you shall automatically receive such Shares, including fractions, for my account. The number of additional Shares to be credited to my account shall be determined by dividing the equivalent dollar amount of the distribution or dividend payable to me by the net asset value per Share of the Fund's on the valuation date; provided, that if the premium over the then current market price per Share exceeds 5% of the net asset value per Share, the Shares will be issued at 95% of the market price. The valuation date will be the payment date for such distribution or dividend.

  3. Whenever the Fund declares a distribution from capital gains or an income dividend payable either in cash or in Shares and the net asset value per Share exceeds the market price per Share on the valuation date, I hereby elect to take such dividend in cash and you shall apply the amount of such dividend or distribution payable to me (less my pro rata share of brokerage commissions incurred with respect to open-market purchases in connection with the reinvestment of such dividend or distribution) to the purchase on the open-market of Shares for my account. Such purchases will be made on or shortly after the payable date for such dividend or distribution, and in no event more than 30 days after such date except where temporary curtailment or suspension of purchase is necessary to comply with applicable provisions of federal securities law. If you are unable to invest the full amount of the dividend or distribution in open-market purchases because the market discount has shifted to a market premium or otherwise, you are authorized to receive the uninvested portion of the dividend in newly-issued Shares.

  4. For all purposes of the Plan: (a) the market price of the Fund's Shares on a particular date shall be the last sale price on the American Stock Exchange on that date, or if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations for such Shares on such Exchange on such date, and (b) net asset value per share of the Fund's Shares on a particular date shall be as determined by or on behalf of the Fund.

  5. Open-market purchases provided for above may be made on any securities exchange where the Fund's Shares are traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as you shall determine. It is understood that, in any event, you shall have no liability in connection with any inability to purchase Shares within 30 days after the payable date for a dividend or distribution as herein provided, or with the timing of any purchases effected. You shall have no responsibility as to the value of the Shares of the Fund acquired for my account. For the purposes of purchases in the open-market, you may aggregate my purchases with those of other shareholders of the Fund for whom you similarly act as Agent, and the average price (including brokerage commissions) of all Shares purchased by you as Agent shall be the price per Share allocable to me in connection therewith.

  6. You may hold my Shares acquired pursuant to my authorization, together with the Shares of other shareholders of the Fund acquired pursuant to similar authorizations, in noncertificated form in your name or that of your nominee. You will forward to me any proxy solicitation material and will vote any Shares so held for me only in accordance with the proxy returned by me to the Fund. Upon my written request, you will deliver to me, without charge, a certificate or certificates for the full Shares.

  7. You will confirm to me each acquisition made for my account as soon as practicable but not less than 60 days after the date thereof. Although I may from time to time have an undivided fractional interest (computed to four decimal places) in a Share of the Fund, no certificates for a fractional Share will be issued. However, dividends and distributions on fractional Shares will be credited to my account. In the event of termination of my account under the Plan, you will adjust for any such undivided fractional interest in cash at the market value of the Fund's Shares at the time of termination less the pro rata expense of any sale required to make such adjustment.

  8. Any stock dividends or split Shares distributed by the Fund on Shares held by you for me will be credited to my account. In the event that the Fund makes available to its shareholders rights to purchase additional Shares or other securities, the Shares held for me under the Plan will be added to other Shares held by me in calculating the number of rights to be issued to me.

  9. Your service fee for administering the Plan will be paid by the Fund. I will be charged a pro rata share of brokerage commissions on all open-market purchases.

 10. I may terminate my account under the Plan by notifying you in writing. Such termination will be effective immediately if my notice is received by you not less than ten days prior to any dividend or distribution record date; otherwise, such termination will be effective on the first trading day after the payment date for such dividend or distribution with respect to any subsequent dividend or distribution. The Plan may be terminated by you or the Fund upon notice in writing mailed to me at least 90 days prior to any record date for the payment of any dividend or distribution by the Fund. Upon any termination you will cause a certificate or certificates for the full Shares held for me under the Plan and cash adjustment for any fraction to be delivered to me without charge. If I elect by notice to you in writing in advance of such termination to have you sell part or all of my Shares and remit the proceeds to me, you are authorized to deduct a $2.50 fee plus brokerage commission for this transaction from the proceeds.

 11. These terms and conditions may be amended or supplemented by you or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to me appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by me unless, prior to the effective date thereof, you receive written notice of the termination of my account under the Plan. Any such amendment may include an appointment by you in your place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by you, as agent, under these terms and conditions. Upon any such appointment of any successor agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor agent, for my account, all dividends and distributions payable on Shares of the Fund held in my name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

 12. You shall at all times act in good faith and agree to use your best efforts within reasonable limits to insure the accuracy of all services performed under this agreement and to comply with applicable law, but assume no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by your negligence, bad faith or willful misconduct or that of your employees.

 13. These terms and conditions shall be governed by the laws of the State of Ohio.


--------------------------------------------------------------------------------
                               AUTHORIZATION FORM

     I elect to participate in the USF&G Pacholder Fund, Inc. Dividend Reinvestment Plan and to have my income dividends and capital gains distributions reinvested as provided for by the Plan.


Name:                                     Social Security Number:
     ----------------------------                                ---------------
             (Please Print)

Address:
        ------------------------------------------------------------------------


        ------------------------------------------------------------------------

Signature(s):                             Date:
             --------------------------        ---------------------------------

-------------------------------------------------------------
Note: If shares are held in more than one name, all must sign.